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                                                                    EXHIBIT 10.1

                       BROCADE COMMUNICATION SYSTEMS, INC.

                          TERMS OF EMPLOYMENT AGREEMENT

1. Position and Duties:       Consultant to the Chief Executive Officer (the
                              "CEO") of Brocade Communications Systems Inc. (the
                              "Company") and to the Board of Directors of the Company (the "Board"). Consultant reports to the
                              CEO and the Board. Consultant will render such business and professional services in ways and at times as reasonably directed by the CEO and the Board which are consistent with his role as a strategic advisor. Consultant will work exclusively for the Company during the Term of Employment, except that Consultant may continue his affiliation with the San Jose Sharks, serve on other boards of directors (subject to paragraph 14 below) and/or perform services for tax-qualified charitable organizations. Consultant agrees he will not stand for reelection as a Board member at the next annual meeting.

2. Term of Agreement:         Two years, beginning effective January 18, 2005
                              (the "Effective Date").

3. Term of Employment:        At will; employment may be terminated by
                              Consultant or the Company, at any time. Severance payable, as described below, upon the Company's termination of Consultant without "Cause" (as defined under "Severance" below) or Consultant's resignation for "Good Reason" (as defined under "Severance" below).

4. Total Cash Compensation:   $910,000 per year, consisting of $520,000 in base
                              salary and $390,000 in incentive compensation.
                              Payment of Total Cash Compensation is based on the fulfillment of the terms and conditions of this agreement. The Total Cash Compensation will be paid periodically in accordance with the Company's normal payroll and incentive compensation practices and procedures and will be subject to the usual, required withholdings.

5. Expenses:                  The Company will reimburse the Consultant for all
                              reasonable travel, entertainment and other expenses incurred by the Consultant in the furtherance of his performance of his duties, in accordance with the Company's expense reimbursement policy in effect from time to time.
                              In addition, the Company will

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                              reimburse the Consultant for the expense incurred
                              by the Consultant in the operation of his private plane, when used for Company business, up to the first class ticket market rate charged by commercial airlines.

6. Options:                   The Consultant's options will continue to vest in
                              accordance with the current vesting schedules in the Consultant's option agreements during the Term of Employment, and subject to the acceleration described under "Severance" below.

7. Benefits:                  During the Term of Employment, Consultant will be
                              eligible to participate in the Company's employee benefit plans, policies and arrangements applicable to other employees, as in place from time to time, subject to the continued benefits described in "Severance" below.

8. Termination of Employment: In the event Consultant's employment with the
                              Company terminates for any reason, the Consultant shall be entitled to (a) all Base Salary accrued up to the effective date of termination, (b) all pay for accrued by unused vacation that the Company is legally obligated to pay Consultant, if any, (c) all benefits or compensation accrued prior to termination, as provided under the terms of any employee benefit and compensation agreements or plans applicable to the Consultant, and (d) all business expenses required to reimbursed under the Company's expense reimbursement policy to the Consultant with respect to business expenses incurred prior to termination. In addition, if the termination is by the Company without Cause or by the Consultant for Good Reason, he shall be entitled to the amounts and benefits specified in paragraph 10; provided, however, that the amounts specified in paragraph 10 will be reduced by amounts that Consultant is eligible to receive as severance under any other Company plan, policy, or practice. If the termination is by the Company for Cause, the Consultant is entitled to no severance or "Change of Control" amounts and benefits specified in paragraph 10.

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9. D&O Insurance              Consultant will retain any and all rights under
                              the Company's D&O policy through his employment and while liability exists thereafter.

10. Severance: (1)            In the event that during the term of the
                              Agreement, the Company terminates Consultant's employment without "Cause" or Consultant resigns for "Good Reason," Consultant shall receive: (i) continued payment of Consultant's base salary and incentive compensation for the "Severance Period"
                              (ii) reimbursement for COBRA premiums for Consultant and Consultant's eligible dependents, payable when such premiums are due, provided
                              Consultant elects to continue medical coverage under applicable law for the "Severance Period" and (iii) continued vesting for the "Severance
                              Period" with respect to all outstanding equity awards granted by the Company. "Severance Period" means the period beginning on the day following
                              Consultant's termination of employment and ending on the date that is 24 months from the Effective
                              Date.


                              Consultant's options that vested prior to termination are subject to the terms and conditions in accordance with the applicable option agreements. Consultant shall be permitted to exercise those options that continue vesting for the Severance Period in accordance with this Agreement until ninety days after the end of the Severance Period.

                              If a Change of Control occurs while the Consultant is employed under this Agreement, Consultant will receive accelerated vesting with respect to 100% of the then unvested portion of all outstanding equity awards.

                              The severance payments and accelerated vesting will be subject to applicable tax withholding and to (i) Consultant signing and not revoking a separation

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     (1) Under the new Internal Revenue Code Section 409A, such severance may be subject to an additional 20% income tax and interest penalties to Consultant, unless the severance is distributed at least 6 months after the Consultant terminates employment. Therefore, we should discuss accruing the severance benefits to Consultant during the first 6 months but delaying actual payment of the benefits until 6 months have elapsed to meet the requirements of Internal Revenue Code Section 409A to avoid an additional tax on the Consultant under
Section 409A.

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                              agreement and release of claims satisfactory to
                              the Company and (ii) Consultant continuing to comply with the non-solicitation, non-compete, and non-disparagement agreements with the Company described under "Non-Solicitation, Non-Competition and Non-Disparagement" below.

                              "Cause" means (i) Consultant's willful failure to perform his assigned duties and responsibilities reasonably assigned to him that are not corrected within a fifteen (15) day correction period, after there has been delivered to Consultant a written demand for performance from the CEO or the Board of Directors which describes the basis for the belief of the CEO or the Board of Directors that Consultant has not substantially performed his duties and provides Consultant with fifteen (15) days to take corrective action; (ii) any act of personal dishonesty taken by Consultant in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in substantial personal enrichment of Consultant;
                              (iii) Consultant's conviction of, or plea of nolo contendere to, a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business; or (iv) Consultant materially breaching Consultant's Confidential Information Agreement (defined below) or the Consultant's exclusive employment, non-compete, non-solicitation and non-disparagement agreements with the Company described under "Terms of Employment" above and "Non-Solicitation, Non-Competition and
                              Non-Disparagement" below, which breach is (if capable of cure) not cured within fifteen (15) days after the Company gives written notice to the Consultant of the breach.

                              "Good Reason" means the occurrence of any of the following, without Consultant's consent, prior to a Change of Control or more than twelve (12) months following a Change of Control: (i) a reduction in Consultant's Base Salary; (ii) the Company requiring Consultant to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a twenty-five (25)

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                              mile radius from Consultant's current principal
                              place of employment; or (iii) any material breach by the Company of this agreement; provided, however, that Consultant only will have Good Reason if the event or circumstances constituting Good Reason specified in any of the preceding clauses is not cured within fifteen (15) days after Consultant gives written notice to the Board.

                              "Change of Control" means (i) an acquisition of the Company through the sale of all or substantially all of its assets; (ii) a merger or other business combination in which the Company is not the surviving entity, or any reverse merger where the Company is the surviving entity in each case where more than 50% of the Company's combined voting power is transferred to a person(s) different from those holding such voting power immediately prior to such acquisition; or (iii) an acquisition by any person or related group of persons, other than a group that includes Consultant and other than the Company, of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities.

11. Indemnification:          Full "Rite-Aid" rights.

12. Death and Disability:     In the event of a termination of Consultant's
                              employment due to death or disability, Consultant will be entitled to payments and benefits only in accordance with the Company's standard plans, programs, and practices.

13. Full Release:             Consultant will sign a full release of any and all
                              claims, duties, obligations, actions and causes of action, whether known or unknown, which he now has, ever had, or shall or may hereafter have against the Company, its directors, officers, employees, advisors and related parties arising from, directly or indirectly, any events, acts or omissions that occurred prior to the date of execution of the Employment Agreement. Pursuant to paragraph 10, and as a condition to receive the severance payments as described above, Consultant will sign a supplemental release containing similar terms promptly following termination.

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14. Non-Solicitation,
    Non-Competition and
    Non-Disparagement:        During the period of employment and two years
                              thereafter, Consultant shall not (i) solicit any employee of the Company for employment other than at the Company, (ii) directly or indirectly provide services to, have any ownership interest in or participate in any entity that competes with the Company, or (iii) knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company and/or its officers or directors. A general advertisement not targeted specifically at a Company employee or employees that is placed in general circulation media outlets will not be a violation of clause
                              (i). Notwithstanding clause (i), upon the request of a Company employee, Consultant may serve as an employment reference for the employee. The Company
                              (in officially sanctioned communications) will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the
                              Consultant. The Company will instruct its officers and directors to not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Consultant.

15. Arbitration:              All disputes arising as a result of Consultant's
                              employment, including the termination thereof, or Consultant's compensation or benefits shall be resolved through binding arbitration.

16. Attorneys' Fees:          The Company shall reimburse Consultant up to
                              $50,000 for reasonable attorneys' fees incurred in the negotiation of this term sheet and the preparation, and execution of an Employment
                              Agreement reflecting this term sheet.

17. Supersedes:               The Employment Agreement will supersede all other
                              agreements between the Company or any subsidiary and Consultant except the Confidential Information
                              Agreement and standard forms of equity award grant and/or agreement (provided that the "Severance" and "Change of Control" related acceleration and exercisability provisions contained in the
                              Employment Agreement, to the extent they differ from existing provisions, shall supersede any such provisions contained in the equity award grant and/or agreement).

18. Governing Law:            The Employment Agreement will be governed by the
                              internal laws of the State of California, without reference to the principles of conflicts of laws thereof.

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